Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57577, 333-61780, 333-108163, 333-120906, 333-145357 and 333-153060 on Form S-8; and Registration Statement No. 333-1411475 on Form S-3 of our reports dated March 16, 2009 relating to the consolidated financial statements of Kendle International Inc. (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109, on January 1, 2007) and the effectiveness of Kendle International Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kendle International Inc. and subsidiaries for the year ended December 31, 2008.

/s/  DELOITTE & TOUCHE LLP
Cincinnati, Ohio
March 16, 2009